Exhibit 99.1

Contact:	Richard Hallworth	Michael W. Taylor
	President and Chief	Executive Vice President
	Executive Officer	and Chief Financial Officer
	(615) 373-3100	(615) 373-3100
AMERICA SERVICE GROUP ANNOUNCES CONTRACT
FOR PRISONER HEALTH CARE SERVICES
WITH THE STATE OF MICHIGAN DEPARTMENT OF CORRECTIONS
BRENTWOOD, Tennessee (February 10, 2009) — America Service Group Inc. (NASDAQ:ASGR) announced today that the Company’s operating subsidiary, Prison Health Services, Inc. (“PHS”), and the State of Michigan Department of Corrections (“Department”) have agreed to an initial three-year contract under which PHS will provide prisoner health care services to the approximately 49,000 prisoners under the care of the Department.
The initial three-year state-wide contract will commence services on April 1, 2009, and generate revenues of approximately $325.6 million. The contract received final approval today from the State Administrative Board.
Commenting on today’s announcement, Rich Hallworth, president and chief executive officer of America Service Group and PHS, stated, “PHS is pleased to provide services to the State of Michigan’s Department of Corrections. We will build on the experience developed in other states where we provide correctional healthcare to partner with the Michigan DOC to ensure quality health care to inmates in Michigan. Our PHS staff will work diligently with the Department to ensure a seamless transition.”
America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare programs to government agencies for the medical care of inmates. More information about America Service Group Inc., including a copy of this press release, can be found on the Company’s website at www.asgr.com
Cautionary Statement
This press release contains “forward-looking” statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts, including statements about the Company’s or management’s beliefs and expectations, constitute forward-looking statements and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.
A discussion of important factors and assumptions regarding certain statements and risks involved in an investment in the Company is contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.
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